NONCOMPETITION, NONSOLICITATION

AND CONFIDENTIAL INFORMATION AGREEMENT

THIS NONCOMPETITION, NONSOLICITATION AND CONFIDENTIAL INFORMATION AGREEMENT (this “Agreement”) is entered into on May 13, 2014 between Ambassadors Group, Inc. (the “Company”) and Philip Livingston (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ Executive at will in the position of  INTERIM CEO

WHEREAS, Executive wishes to be employed at will in the position of  INTERIM CEO by Company;

WHEREAS, the Company has Confidential and Trade Secret Information which it wishes to safeguard and keep confidential;

WHEREAS, the Company has strong relationships with business partners, and is using various marketing efforts to develop valuable relationships with these business partners and others, all of which has been and is being accomplished through the expenditure of extensive time, effort and resources and which it wishes to maintain; and

WHEREAS, the Company has hired, trained and developed an unusual and extraordinary workforce through the expenditure of extensive time, effort and resources and which it wishes to retain.

AGREEMENT

NOW, THEREFORE, in consideration of the Executive’s employment by the Company, Executive and the Company hereby agree as follows:

1. Noncompetition.   The Executive acknowledges and agrees that he or she has received and shall continue to receive valuable Confidential Information and Trade Secrets of the Company and exposure to key suppliers, service providers, group leaders and educational tour customers of the Company. Accordingly, because of Executive’s access to, and knowledge of, the Company’s Confidential Information and Trade Secrets and key suppliers, service providers and customers, as well as Executive’s extraordinary position within the Company, Executive would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were Executive to be allowed to compete with the Company or to commit any of the other acts prohibited below.

The Executive therefore agrees that in order to protect the legitimate business interests of the Company, the Executive shall not, during Executive’s employment and for the Noncompete Period (as each is defined below), directly or indirectly, own, organize, consult with, be employed by, advise, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist or provide services to, any Competitor within the Restricted Area (as each is defined below) except to the extent Executive is acting on behalf of the Company or in furtherance of the Company’s interests. The Executive further agrees that, during Executive’s employment and for the Noncompete Period, the Executive shall not, directly or indirectly, purchase any equity securities of any corporation or other business (other than as a shareholder or beneficial owner directly or indirectly owning one percent (1%) or less of the outstanding securities of a public company) which is a Competitor without the prior written consent of the Company.

2. Nonsolicitation of Employees. The Executive acknowledges and agrees that the Company has expended and will continue to expend significant time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities the Executive would not know of or learn but for his or her relationship with the Company. The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, directly or indirectly, (a) solicit, or attempt to solicit, any employee of, consultant to or tour group leader associated with the Company to work for, contract with, become a partner with or otherwise be retained by any Competitor of the Company; (b) assist or advise any such Competitor in hiring, employing, retaining or soliciting such employees, consultants or tour group leaders; or (c) encourage any such employee, consultant or tour group leader to be hired, employed, retained or solicited by any Competitor.

3. Nonsolicitation of Customers. The Executive acknowledges and agrees that he possesses and will continue to receive valuable Confidential Information and Trade Secrets of the Company and exposure to educational tour customers and potential customers of the Company. The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, directly or indirectly, solicit any educational tour customers or potential customers of the Company with whom the Executive had contact with or about whom Executive learned information during Executive’s employment with the Company on behalf of any other entity or person. Executive further agrees that he shall not disparage the Company, its officers and directors or educational tour programs to such customers or potential customers.

4. Nonsolicitation of Suppliers and Service Providers. The Executive acknowledges and agrees that the Executive has received and shall continue to receive valuable Confidential Information and Trade Secrets of the Company with respect to its relationships with its suppliers and service providers such as hotels and travel operators and that the ability to acquire services from such suppliers and service providers is limited. Accordingly, such relationships constitute valuable assets of the Company. The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, directly or indirectly, solicit any suppliers or service providers with whom the Executive had contact with or about whom Executive learned information during Executive’s employment with the Company on behalf of any other entity or person. Executive further agrees that Executive shall not disparage the Company, its officers, directors or educational tour programs to such suppliers or service providers.

5. Confidentiality of Information. The Executive acknowledges and agrees that the Executive has been and shall be exposed to the Company’s Confidential Information and Trade Secrets. The Executive agrees to keep all such information strictly confidential at all times. Except as required by the Executive’s duties for the Company or by virtue of a subpoena or other court order applicable to the Executive, the Executive agrees not to make use or disclose any Confidential Information or Trade Secrets to any person, company, firm, organization or other entity, or encourage any such person, company, firm, organization or other entity to make use of such Confidential Information or Trade Secrets.

6. Return of Documents and Electronic Media. At the termination of the Executive’s employment, the Executive agrees to promptly return to the Company any and all documents and other tangible information and data, regardless of the form in which it is recorded, as well as any and all copies and reproductions of such documents or other tangible information and data (regardless of the form of such copies or reproductions), which the Executive (i) received or obtained from or on behalf of the Company or (ii) prepared, compiled or collected while employed by the Company. The Executive specifically agrees not to retain any copies of any Confidential Information or Trade Secrets.

7. Ownership of Work Product. All work product, data, documentation, information or materials conceived, discovered, developed or created by the Executive in the course of the Executive’s work for the Company (collectively, the “Work Product”) shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 etas amended) and owned exclusively by the Company. The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any such Work Product. The Company and the Executive acknowledge that, pursuant to Wash. Rev. Code § 49.44.140(e), any provision in this Agreement requiring Employee to assign his rights in any Work Product does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (1) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

8. Definitions.

(a) A “Competitor,” as used herein, shall mean any person, company (except the Company), firm, organization or other entity which engages in the development, marketing, organizing, operation or conducting of student educational tours, including without limitation, those educational tours designed for primary and secondary school students.

(b) The term “Trade Secret Information” shall be given its broadest possible interpretation and shall mean any and all documents, information or other data (whether recorded or otherwise) (as defined below), which concerns the Company or business and which (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such Trade Secret Information includes, without limitation, information related to the Company’s student customers, potential student customers, suppliers, partners, service providers, travel operators, marketing plans, advertising, contracts, potential contracts, tour group leaders, potential tour group leaders, tour group leader training plans, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, programming and/or tour development.

(c) The term “Confidential Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company to Employee including without limitation any information which is not publicly known or available upon which the Company’s business or success depends.

(d) “Noncompete Period” shall be a period of two (2) years following the termination of Executive’s employment.

(e) “Nonsolicitation Period” shall be a period of two (2) years following the termination of Executive’s employment.

(f) “Restricted Area” shall be any state, province, territory or foreign country in which the Company markets, operates or conducts its educational tour programs.

9. Injunctive Relief. Executive understands and agrees that any violation of this Agreement may cause immediate and irreparable harm to the Company, the exact extent of which may be difficult to ascertain, and that the remedies at law for any such violation may not adequately compensate the Company. Therefore, Executive agrees that, in addition to such other damages or remedies that may be available, Executive shall be entitled to specific performance and/or immediate, preliminary and permanent injunctive relief for any violations of this Agreement and for such purposes, Executive irrevocably consent to the jurisdiction of the United States District Court for the Eastern District of Washington and to the Washington State Court in Spokane. The Company shall be entitled to such relief without the necessity of proving actual damages or posting a bond.

10. Arbitration. Except as set forth in Section 9 above, any controversy relating to this Agreement shall be settled by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association in Spokane, Washington. To the extent required by law, the Company agrees to pay all costs, including the arbitrator’s fees, which are peculiar to the arbitration process.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.

12. Assignment. The Executive shall not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights under this Agreement without Executive’s consent.

13. Voluntary Agreement. The Executive expressly acknowledges that the Executive has voluntarily executed this Agreement and that the Executive has had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as the Executive’s execution thereof.

14. Entire Agreement; Waivers; Modification. This Agreement is intended by the parties to be the complete, exclusive and final expression of the Company’s and the Executive’s agreement with respect to the subject matters hereof and supersedes, and may not be contradicted by, or modified or supplemented by, evidence of any prior or contemporaneous agreement as to the subject matter hereof, and no extrinsic evidence whatsoever may be introduced to vary the terms of this Agreement. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. The Company and the Executive expressly agree that (i) this Agreement shall survive any termination or cessation of the Executive’s employment by the Company or by the Executive, and GO this Agreement may not be altered, amended, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement signed by the Executive and an officer or director of the Company.

15. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Company and the Executive further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

16. Descriptive Headings. Descriptive headings contained herein are for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions thereof.

17. Counterparts. This Agreement may be executed in two or more counterparts, with each an original, and with both together constituting one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

The Company:
Ambassadors Group, Inc.
By:/s/ LISA O'DELL RAPUANO
Name: LISA O'DELL RAPUANO
Title: CHAIRMAN OF THE BOARD

Executive:
By:/s/ PHILIP B. LIVINGSTON
40 Ridgeview Drive
Basking Ridge, NJ 07920